SCHEDULE 14 C

                INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Check the appropriate box:

                     [ X ] Preliminary information statement
                      [ ] Definitive information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

                                True Health, Inc.
                  (NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

               Payment of Filing Fee (Check the appropriate box):

                              [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable. (2) Aggregate number of securities to which transaction applies: Not Applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable. (4) Proposed maximum aggregate value of transaction: Not Applicable.
(5) Total fee paid: Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not Applicable.
(2) Form, Schedule or Registration Statement No. : Not Applicable. (3) Filing
Party: Not Applicable. (4) Date Filed: Not Applicable.




                                TRUE HEALTH, INC.
     Kelsey House, 77 High Street, Beckenham, Kent, BR3 1AN, United Kingdom
          Telephone: 011 44 208 658 9575 Facsimile: 011 44 208 658 9870
-------------------------------------------------------------------------------


                                February 7, 2005

Dear Stockholder:

         This Information Statement is being provided to inform you that the Board of Directors and the holders of a majority of the outstanding common stock of True Health, Inc., a Utah corporation (the "Company"), has delivered to the Company written consent to the following actions:

                  The Board of Directors of the Company is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws and the Certificate of Incorporation of the Company by a majority vote of the board of directors.

         The actions taken by the holders of a majority of the outstanding common stock will become effective twenty (20) days from the date hereof.

         This Information Statement is being provided to you for information purposes only. Your vote is not required to approve the action. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

Very truly yours,





/s/David Francis
----------------------------------
David Francis, Chief Executive Officer

                              INFORMATION STATEMENT
                                       OF
                                TRUE HEALTH, INC.

                       NOTICE TO STOCKHOLDERS PURSUANT TO
              SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934


         This Information Statement is being furnished to the holders of common stock, no par value per share (the "Company Common Stock"), of True Health, Inc., a Utah corporation (the "Company") to inform you that the Board of Directors of the Company and the holders of a majority of the outstanding Company Common Stock have authorized, by written consent dated January 31, 2005, the board of directors of the Company to amend the Articles of Incorporation to provide for additional classes of common stock and adopt, without shareholder action, one or more amendments to the Articles of Incorporation.

-------------------------------------------------------------------------------
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

                        REQUESTED NOT TO SEND US A PROXY
-------------------------------------------------------------------------------

         There were 53,281,875 common shares issued and outstanding as of January 31, 2005, the record date for shares entitled to notice of and to sign written consents in connection with the amendment. In connection with the amendment to the Articles of Incorporation, each share of our common stock is entitled to one vote and each share of our preferred stock is entitled to no votes because each share of preferred stock is entitled to vote the number of shares of common stock issuable upon conversion.

         Prior to the mailing of this Information Statement, certain of our officers, directors and affiliates, who represent a majority of our outstanding voting shares, signed written consents approving the amendment to the Articles of Incorporation. As a result, the amendment has been approved and neither a meeting of our stockholders nor additional written consents are necessary.


                   AMENDMENT TO THE ARTICLES OF INCORPORATION

         Pursuant to the consent, the board of directors of the Company will amend the Articles of Incorporation to provide for additional classes of common stock and adopt, without shareholder action, one or more amendments to the Articles of Incorporation. The amendment will become effective upon the proper filing of Amendment to the Articles of Incorporation.

         The decision to amend the Articles of Incorporation to provide for additional classes of common stock was based on the desire of management to have flexibility for the issuance of additional classes of common stock in the future.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED January 31, 2004 MAY BE OBTAINED BY WRITTEN REQUEST FROM Mr. david francis, Chief executive officer, True Health, Inc., Kelsey House, 77 High Street, Beckenham, Kent, BR3 1AN United Kingdom. Copies can also be obtained from the Public Reference Section of the Securities and exchange Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. We file documents and reports electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Internet World Wide website, http://www.sec.gov.


   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS OF REGISTRANT

         The directors, executive officers and key employees of the Company, are as follows:

                  NAME                       AGE             POSITION
                  David Francis              40              Chief Executive Officer, Director, President
                  Ian Wylie                  38              Chief Financial Officer, Director
                  Thomas O'Shea              35              Sales Director
                  Steve O'Toole              34              Director of Operations
                  Iain Haines                34              Equipment Sales Manager
                  Nicola Rodker              38              Finance Manager
                  Anthony Summers            35              Business Development Director (resigned April 2004)

SUMMARY RESUMES OF EXECUTIVE OFFICERS

Mr. David Francis - Chief Executive Officer

         Born in London in January 1965, David attended Northbrook Secondary School from 1976 - 1982, achieving O'Level and CSE passes.

         David has been involved from an early age in his family-run Nursing Home. In 1983 he assumed junior managerial responsibilities within the Nursing Home and progressed his managerial capacity and responsibilities over the course of the next four years, to include new quality systems and a management structure review.

         Between 1998 and 1999 David developed several additional successful businesses outside of the Healthcare industry and in 1992, David had returned, attaining partner status within the Nursing Home, with specific responsibility of project managing a (pound)750,000 refurbishment programme to expand the Nursing Home from 22 beds to a 36 bedded Nursing Centre.

         In 1997 David became a shareholder in City Bars and Restaurants (CBR
PLC) comprising of three units. By 2002, the company had sold two units, retaining one with (pound)2million turnover.

         In 1999, David was successful in winning a tender with Bromley Health Authority to supply pressure relieving equipment and so set up Westmeria Healthcare Ltd, of which he is the Chief Executive Officer. In 2001, a new Managing Director was appointed to the Nursing Centre, allowing David to concentrate on Westmeria Healthcare. David therefore acts as a mentor to the current Managing Director of the Nursing Centre. David currently manages Westmeria Healthcare Ltd; a company that has grown from (pound)0-2 million turnover to date under his leadership. Westmeria is comprised of two business components; namely the rental and retail of specialist equipment to Nursing Homes and Hospitals and the Recruitment Division, supplying locums to hospitals throughout the country. Westmeria have recently gained approval onto the Purchasing and Supplies Agency (PASA) list of approved suppliers of equipment to the NHS. In 2003, David managed the reverse takeover of True Health Inc.

Ian Wylie, BA(Hons) FCA- Chief Financial Officer

         Born in 1966, Mr. Wylie graduated from Lancaster University, gaining a joint degree in Accounting, Finance and International Economics. He qualified as a chartered accountant in 1992 with the accounting firm Levy Gee where he had a wide exposure to auditing a wide range of companies. He was promoted to the Corporate Finance Division as Manager, advising major banks on lending exposure, venture capitalist transactions, MBOs, acquisitions and startups.

         In June of 1994 Mr. Wylie accepted the position of Corporate Finance Manager of Royal Del Monte Foods International, as it expanded its pan-European markets, overseeing and managing major international acquisitions. In late 1995 Mr. Wylie accepted the position of Corporate Finance Manager for Countrywide Assured Group plc, a publicly traded property, life and financial services company and part of the Hambros group. His position included the of a (pound)350 the management of due diligence teams, acquisition and post acquisition planning, and management of legal and accounting issues of the publicly traded company.

In March of 1999 Mr. Wylie accepted the Financial Controller position of the MSB International group, a specialized information technology recruitment organization that rapidly grew revenues to over (pound)175 million and a staff of over 350 members. Mr. Wylie contributed to the rapid growth including financial control, legal and accounting duties. Additional experience has included the Finance Director of Town and Country Housing Group, a U.K based housing development company. Mr. Wylie was responsible for the development of the company's growth strategies including the IT financial and accounting systems, negotiating with lending institutions relating to an asset portfolio (pound)400 million British Pounds Sterling.

Mr. Tom O'Shea - Director of Sales

         Tom joined the Company to manage and further support the rapid sales growth in each of its business segments, with a particular focus on medical staffing recruitment services.

         Mr. O'Shea brings to True Health his expertise in building strong sales organizations that have led to growth at his former employers, both of which are leaders in their respective industries. Having most recently served as Sales Director at the London office of Elan, part of the Manpower Group, Mr. O' Shea was responsible for strategic growth of large clients and new business.

         Prior to his work with London of Elan, Mr. O'Shea served as Managing Director of U.K. Permanent Sales of MSB International PLC, a London Stock Exchange listed company, where he headed up the permanent sales organization of one of Britain's leading IT staffing firms. Previously, Mr. O'Shea developed his role through sales management at John Lewis Partnership, one of the U.K.'s oldest and largest retail chains.

Steve O'Toole

         Steve O'Toole was born in 1970 in Croydon, Surrey. After attending Comprehensive school, achieved 4 O Levels and a number of City & Guilds distinctions in business studies and computing. Upon leaving school, attended college and attained 6 further City & Guilds distinctions in IT and electrical engineering.

         He became IT sales manager of a division of Vision Technology, which was later sold to form part of the PC World group and provided technical and sales support to European & North American software vendor Wordstar International which entailed writing, designing and presenting, presentations at large trade show events.

  Steve's career progressed to various management and support roles in financial institutions in the city of London, Including:

LIFFE: Service and Support Analyst
       Bank of China International Ltd: IT Support Manager
       Lazard Brothers: Helpdesk Team Leader
       Dresdner Kleinwort Benson: Helpdesk & Engineering Team Leader

         Before joining Westmeria Health Care Limited Steve focused on broadening his experience to managing all aspects of IT growth and management in smaller companies. Michael Bailey Associates, formerly Intelligent solutions was one such company. Steve was brought in to identify areas in which the company could manage growth, which resulted in his managing IT and facilities growth in the company by nearly 300% over a 2 year period.
         Steve joined Westmeria Healthcare in November of 2002 on a consultancy basis and has recently taken a full time position as IT & Facilities manager.
         Steve's philosophy for managing and deploying IT is very much focused on providing excellent support and services which always exceed users expectations. There is no reason why clients should not expect the same service and attention to detail, regardless of the size or type of organisation.

Iain Haines

         Mr Haines left the state comprehensive system achieving several O level Grades in 1986. After leaving full time education Mr Haines pursued a career in the retail travel industry, working as a sales consultant for one of the UK's largest Retail Travel Agents, Lunn Poly Ltd. This period of employment introduced Mr Haines to the fundamentals of selling and customer care.

         After a successful two-year period with Lunn Poly Ltd, Mr Haines joined ILG Travel the UK's largest Tour Operator. During his three years employment he held various positions including Customers Service Executive, Overseas Representative and Quality Control Manager.

         In 1991 Mr Haines was approached by a rival to ILG, and commenced employment with Cosmos Air Plc. He took responsibility of building an Agency Sales Department for the business, working closely with senior management to achieve timescales, staffing levels and budgetary constraints. Amongst other duties, Mr Haines successfully built a strong customer focused team, and provided efficient sales administration back up to a team of National Sales Managers.

         Having spent his career in the Travel Industry from School, Mr Haines decided to change focus into a more progressive business area. He joined MSB International in the summer of 1994. MSB was a rapidly expanding IT recruitment company. Here, Mr Haines excelled as a Sales Consultant selling business-to-business staffing solutions to FTSE 100 companies. MSB proved to be the catalyst for a successful career in recruitment with Mr Haines progressing through the company to the position of Business Manager within Six Years. Mr Haines was responsible for identifying and building a number of new technology business areas during his time at MSB.

         Mr Haines was headhunted by a former colleague, Mr Tony Summers and left MSB in the autumn of 2001, to join Westmeria Healthcare Ltd where he became responsible for the National Equipment Sales Division.

Nicola Rodker - Finance Manager

         Nicola Rodker, Finance manager. Nicola attended Alleyns school from 1977 - 1984 achieving four A levels. She went on to study business finance at university and graduated with an Honours Business degree in 1988. Nicola started her career with IBM (UK) Ltd as a junior accountant and also continued her studying for professional accountancy qualifications and was sponsored by IBM. Nicola progressed within IBM to head up a team of trainee accountants and take on a training role.

         In 1990 Nicola returned to London to pursue a career in the financial sector in the City, and was employed by Lehman Brothers responsible for financial reporting of the equity and fixed income trade floors, in time she also had responsibility for financial reporting of all of their European branches. After two years she moved to the Bank of Boston, another US financial institution to continue to develop her career in the industry, her accountancy studies continued and in 1992 she became a member of the Chartered Institute of management Accountants (CIMA).

         In 1996 Nicola took a career break to have a family. Nicola has been with Westmeria since 2000 as an accountant and her role has expanded considerably in that time. Nicola manages a team of 3 accountants who manage all financial aspects of the organization.

                             EXECUTIVE COMPENSATION

            The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended January 31, 2004.

                             Annual Compensation(1)
                          -------------------------------------------------------------------------------------
    Name & Position           Year            Salary            Bonus               Other Compensation
------------------------- -------------- ----------------- ----------------- ----------------------------------
David Francis (2)            2003/4            nil               nil                      nil (2)
Ian Wylie (3)                2003/4            nil               nil            Non-executive fee: $14,684
Thomas O'Shea (4)            2003/4            nil               nil                        nil
Steve O'Toole                2003/4          $80,295             nil                        nil
Iain Haines                  2003/4          $73,465             nil                        nil
Nicola Rodker                2003/4          $49,818             nil                        nil
Alex Whear (5)               2003/4          $111,159            nil                        nil
Kate Carpenter (5)           2003/4          $55,098             nil                        nil
Tony Summers (5)             2003/4          $65,008             nil                        nil

(1) All compensation referred to in the table above and these notes was made in British pounds sterling and has been reported above at the average exchange rate applicable during the financial year ended January 31, 2004 of $1:GBP 0.54448.
(2) Mr Francis, as majority shareholder in the company did not receive remuneration for his services, however, for the purposes of applying US GAAP a notional expense of $60,000 was included in the company's income statement for the year ended January 31, 2004. (3) Mr Wylie was appointed Non-Executive Director on 22 September 2003, for which he received a fee, as shown above. On 6 January 2004 Mr Wylie commenced his role in an executive capacity for which his salary is equivalent to $110,197. (4) Mr O'Shea commenced in his capacity as Sales Director on 6 January 2004. His salary is equivalent to $110,197, plus commission based on the total gross profit and net profits of the company.
(5) Mr Summers, Mr Whear and Miss Carpenter resigned as director / officers in the company during 2004.


                                 STOCK OWNERSHIP

         The following table sets forth information as of the Record Date, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock, (ii) by each director, the chief executive officer and each of the other executive officers during the last fiscal year, and (iii) by all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

   Title of Class          Name and Address of Beneficial Owner         Amount and Nature of   Percent of Class
                                                                          Beneficial Owner
--------------------- ------------------------------------------------ ----------------------- ------------------
Ordinary shares       David Francis (i), (ii)                                32,131,250              60.3%
                      73 St Martins Lane, Langely Park, Beckenham,
                      Kent  BR3, United Kingdom

Ordinary shares       Anthony Summers, (ii)
                      Casa Veranos, Chiclana, 11130 Cadiz, Spain             2,000,000               3.75%

Ordinary shares       Alex Whear, (ii)  1st Floor, 77 High Street,            971,250                1.8%
                      Beckenham, Kent BR3 1AN

Ordinary shares       Iain Haines, 1st Floor, 77 High Street,                 693,750                1.3%
                      Beckenham, Kent BR3 1AN

Ordinary shares       Kate Carpenter, 1st Floor, 77 High Street,              550,000                1.0%
                      Beckenham, Kent BR3 1AN

Ordinary shares       Nicola Rodker, 1st Floor, 77 High Street,               277,500                0.5%
                      Beckenham, Kent BR3 1AN

Ordinary shares       Steve O'Toole, 1st Floor, 77 High Street,                63,750                0.1%
                      Beckenham, Kent BR3 1AN

Ordinary shares       Ian Wylie, (ii)  - 1st Floor, 77 High Street,             nil                   0%
                      Beckenham, Kent BR3 1AN

Ordinary shares       Thomas O'Shea, (ii)  - 1st Floor, 77 High                 nil                   0%
                      Street, Beckenham, Kent BR3 1AN


TOTAL(iii)                                                                   36,687,500              68.8%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as disclosed below, during our most recently completed fiscal year, none of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

         During 2003, the directors and officers who own shares in the company, listed in the table above, had owned shares directly in Westmeria Health Care Limited. As reported in our previous 8-K and 10-KSB filings to the SEC during that year, Westmeria was the subject of a reverse takeover, whereby the shareholders in Westmeria Health Care Limited exchanged their shares for those in True Health Inc. with Westmeria Health Care becoming a wholly owned subsidiary of True Health.

         Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.